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                         CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Post-Effective Amendment No. 1 to the Registration Statement of Allmerica Select Separate Account II of First Allmerica Financial Life Insurance Company on Form S-6 of our report dated February 2, 1999, except for paragraph 2 of Note 18 and Note 20, which are as of March 19, 1999 and April 1, 1999, respectively, relating to the financial statements of First Allmerica Financial Life Insurance Company which appears in such Prospectus. We also consent to the reference to us under the heading "Independent Accountants" in such Prospectus.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
April 22, 1999